Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Announces Reduction in Capital Program
2009 Production Growth Still Expected to Exceed 25%

FORT WORTH, TEXAS (October 8, 2008) – Quicksilver Resources Inc. (NYSE: KWK) announced today that it is reducing its planned capital expenditures for the remainder of 2008 and 2009.  For 2009, the company anticipates a capital program of $850 million, which includes approximately $100 million of midstream expenditures that will be funded equally by Quicksilver Resources and Quicksilver Gas Services LP.  In addition, the company is reducing its capital expenditures for the fourth quarter of 2008 by approximately $100 million from prior estimates.  The company will submit its 2009 budget to its Board of Directors for formal approval later this year.

“We are scaling back our capital investment program to a level that will approximate our projected cash flow,” said Glenn Darden, Quicksilver president and chief executive officer.  “We expect to generate annual production growth of more than 25% in 2009, even at these reduced capital levels.  With Quicksilver’s low cost structure and its significant price protection through hedging, the company expects to generate cash margins of roughly $5.00 per Mcfe of gas produced.”

Quicksilver is reducing the number of drilling rigs working in the Fort Worth Basin from the current 14 to nine during November 2008, and expects to drill approximately 175 net wells in the basin during 2009.  The company expects over half of these rigs to operate in Tarrant and Denton counties and the remainder to operate in Hood, Somervell and Hill counties.

Planned exploratory expenditures in 2009 are projected to include drilling, completion and testing of two horizontal wells in the Horn River Basin of British Columbia, where the company holds 127,000 net acres.

Average daily production volumes are now projected to be approximately 260 to 270 million cubic feet of natural gas equivalents (MMcfe) per day in 2008 and are projected to increase more than 25% to a range of 340 to 350 MMcfe per day in 2009.  Third-quarter 2008 production volumes are projected to average 270 to 280 MMcfe per day, down approximately 10 MMcfe per day from prior estimates due to field shut-ins related to Hurricane Ike in September.  Fourth-quarter 2008 production volumes are now expected to average 325 to 335 MMcfe per day, an increase of approximately 20% from the third quarter.  This would result in a total of 75% production growth in 2008, excluding the effect of the divestiture of our Northeast operations in November 2007.

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The company has hedges covering 200 MMcf per day of natural gas for the fourth quarter of 2008 at a weighted-average NYMEX floor price of $8.60 per Mcf.  For 2009, hedges cover 190 MMcf of natural gas per day, representing approximately 70% of projected natural gas production, also at a weighted-average NYMEX floor price of $8.60 per Mcf.

The company previously announced that its borrowing base was increased to $1.2 billion on its $1.45 billion credit facility.  At September 30, 2008 the company had approximately $434 million of liquidity from the credit facility.  The lender group is made up of 25 lenders, the majority of which are A+ rated or higher and no one lender holds more than 7% of the facility.  The lender diversity and the relatively low percentage participation by each lender should provide for significant flexibility if further consolidation occurs in the banking industry.  Hedging counterparties are a diversified group of 10 institutions, 8 of which are participants in the company’s credit facility.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; competitive conditions in our industry; actions taken by third parties, including operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 08-23

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